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                                                                   Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT



                                     STATE OF                   DATE OF
                                     --------                   -------
SUBSIDIARIES                       ORGANIZATION               ORGANIZATION
------------                       ------------               ------------

Cosi Sandwich Bar, Inc.              Delaware                   July 24, 1996
Xando Cosi Maryland, Inc.            Maryland                   July 25, 2000
Xando Florida, Incorporated          Florida                    June 29, 1998

Cosi of Prince George's County, Inc. Maryland                   July 23, 2002*



* The Company owns 73% of Cosi of Prince George's County, Inc.